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                                                                 EXHIBIT (a)(77)


PeopleSoft's annual stockholders meeting will take place on March 25, 2004. Due to Oracle's attempt to take over PeopleSoft, this year's annual meeting process will involve a "proxy fight" between PeopleSoft and Oracle. As part of their unsolicited takeover attempt, Oracle has initiated the proxy fight to gain control of PeopleSoft's Board of Directors. Oracle is trying to persuade our stockholders to elect an Oracle-nominated slate of directors to the PeopleSoft Board. All PeopleSoft stockholders (including PeopleSoft employees) as of February 10, 2004, are entitled to vote as part of the proxy process.

As a result of the proxy fight, you may receive two separate proxy packages -- one from PeopleSoft and one from Oracle.

The PeopleSoft proxy package contains a letter to our stockholders, our proxy statement, and a WHITE proxy card that details various proposals to be voted on at the meeting. We will also send stockholders (in a separate mailing) our 2003 annual report on Form 10-K. The Board, as it does every year, makes its voting recommendations to stockholders in the proxy, reflecting what the Board believes is in the best interests of stockholders and the company. This year, our Board of Directors is encouraging all of our stockholders, including employees, to show their support of the Board and our company by voting their shares using the WHITE proxy card enclosed with the PeopleSoft proxy statement.

In addition to PeopleSoft's materials, you may also receive proxy materials from Oracle, which will include a blue proxy card. Oracle's proxy outlines a proposal to replace four members of our Board of Directors with their hand-picked slate. Oracle has also proposed to add a ninth member, of their selection, to our eight-member Board. We believe Oracle wants to expand the Board and elect their candidates in order to gain control of the Board solely to advance their agenda, which we believe is not in the best interests of our stockholders.

Our Board of Directors strongly encourages every PeopleSoft stockholder to support PeopleSoft by casting their vote in favor of the Board's candidates for director -- A. George "Skip" Battle, Craig A. Conway, Frank J. Fanzilli, Jr., and Cyril J. Yansouni -- and against Oracle's proposals. In the Board's view, Oracle's offer does not begin to reflect the company's real value, including the additional value we are creating through the successful integration of J.D. Edwards.

The stakes are high and the choice is clear. PeopleSoft has a better plan for our stockholders, customers, and employees. Please help us put an end to Oracle's attempts to disrupt our business by sending a clear message to Oracle. Support PeopleSoft by using the WHITE proxy card to vote:

    FOR all of the Board's nominees -- A. George "Skip" Battle, Craig A. Conway, Frank J. Fanzilli, Jr., and Cyril J. Yansouni.
    AGAINST Oracle's proposal (Proposal No. 4) to amend PeopleSoft's bylaws.
    TO WITHHOLD authority to vote on Proposal No. 5, the election of Oracle's fifth Board nominee.

We know we can count on each of you to remain focused and continue the hard work that has made PeopleSoft the market leader it is today. On behalf of the Board and PeopleSoft's management team, I want to thank each of you for your ongoing contribution and commitment to our customers and stockholders. If you have specific questions regarding voting your WHITE proxy card, please contact Georgeson Shareholder Services at 877 305-0269.

Thank you,
Kevin

People * Customers * Integrity * Quality * Innovation * Fun *
Intensity * Profitability * Accountability * Competitiveness

Important Additional Information

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle's tender offer and a definitive proxy statement on Schedule 14A in connection with the PeopleSoft Board of Directors' solicitation of proxies for the 2004 Annual Meeting of Stockholders. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments to such documents) because these documents contain important information. The Schedule 14D-9, the 2004 Proxy Statement, and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.